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                                                                    Exhibit 10.3


                             CAPITAL RE CORPORATION

                             ANNUAL INCENTIVE PLAN
                                      FOR
                           COVERED EXECUTIVE OFFICERS

     1. PURPOSE. The purpose of the "Capital Re Corporation Annual Incentive Plan for Covered Executive Officers" (the "Plan") is to establish one or more performance goals for payment of annual incentive compensation and the maximum amount of such incentive compensation that may be paid to certain executive officers. It is the intention of the Compensation Committee (the "Committee") of the Board of Directors of the Corporation that annual incentive compensation awarded to each Covered Executive Officer (as defined below) pursuant to the Plan for the taxable year commencing January 1, 1997 and each taxable year thereafter be deductible by the Corporation for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Regulations relating thereto (the "Regulations").

     2. COVERED EXECUTIVE OFFICERS. This Plan shall apply to any individual (a "Covered Executive Officer") who, on the last day of a taxable year, commencing with the taxable year beginning January 1, 1997, is (a) the chief executive officer of the Corporation or is acting in such capacity, or (b) is among the four highest compensated executive officers (other than the chief executive officer) of the Corporation. Whether an individual is the chief executive officer or among the four highest compensation executive officers shall be determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934.

     3. INCENTIVE COMPENSATION AWARD/ESTABLISHMENT OF PERFORMANCE GOALS. An incentive compensation award to a Covered Executive Officer pursuant to this Plan may be paid in the form of cash, stock options (in addition to stock options granted under the Corporation's Stock Option Plan), stock or restricted stock, or any combination thereof. Payment of an incentive compensation award to a Covered Executive Officer under this Plan is provided herein. The Committee shall retain the discretion to reduce the incentive compensation award payable to a Covered Executive Officer, notwithstanding attainment of any performance goal.

     The Committee shall establish in writing one or more performance goals to be attained for a Performance Period for each Covered Executive Officer on or before the latest date permitted under Section 162(m) of the Code, the Regulations or in any other regulations promulgated thereunder or in rulings or advisory opinions published by the Internal Revenue Service (the "IRS"). Performance goals may be based on any one or more of the following business criteria (as defined in paragraph 4 below) as the Committee may select:

          Quality of Assumed Business
          Earnings Per Share
          Investment Portfolio
          Net Income
          Operating Ratios
          Return on Average Equity
          Written Premium

     The maximum amount of an incentive compensation award for any Performance Period to any Covered Executive Officer shall be a dollar amount not to exceed 175% of an individual's base salary at the commencement of the given Performance Period.

     4. DEFINITIONS. For purposes of this Plan and for determining whether a particular performance goal is attained, the following terms shall have the meanings given them below:
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          (a) The term "Quality of Assumed Business" shall mean the expected frequency and severity of loss associated with the business assumed by the Corporation.

          (b) The term "Earnings Per Share" shall mean the net income per share of common stock which shall be computed by dividing net income (excluding realized gains or losses and foreign exchange adjustments) by the weighted average number of shares of common stock outstanding during the year.

          (c) The term "Investment Portfolio" shall mean the total return on the consolidated investment portfolio against total return of the benchmark portfolio.

          (d) The term "Net Income" shall mean the Corporation's net income for the applicable Performance Period as reported in the Corporation's consolidated financial statements, adjusted to eliminate the effect of (1) restatements of prior periods' financial results relating to an acquisition accounted for as a pooling of interests; (2) losses resulting from discontinued operations; (3) extraordinary gains or losses; (4) the cumulative effect of changes in generally accepted accounting principles; and (5) any other unusual, non-recurring gain or loss which is separately identified and quantified in the Corporation's financial statements.

          (e) The term "Operating Ratios" shall mean the GAAP ratios which reflect the performance of the Corporation relative to claims and expenses, including but not limited to the loss ratio, the expense ratio and the combined ratio.

          (f) The term "Performance Period" shall mean the calendar year, commencing January 1 and ending December 31.

          (g) The term "Return on Average Equity" shall mean the Net Income divided by the average common stockholders' equity for the Performance Period.

          (h) The term "Written Premium" shall mean the amount of premiums written during the Performance Period (before reinsurance) as stated in the GAAP financial statements.

     5. EFFECTIVE DATE; AMENDMENT AND TERMINATION. This Plan shall be effective as of January 1, 1997; provided, however, that no incentive compensation award shall be paid pursuant to this Plan unless this Plan has been approved by the stockholders of the Corporation. The Committee may at any time terminate, suspend, amend or modify this Plan except that stockholder approval shall be required for any amendment or modification to this Plan that, in the opinion of counsel, would be required by Section 162(m) of the Code, the Regulations, or any other regulations promulgated under the Code, or rulings or advisory opinions published by the IRS.

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